Exhibit 23.4

Consent of Qualified Person

I, Adam Karst, in connection with the filing of the Registration Statement on Form F-3 of IperionX Limited (the “Company”), consent to:

●	the filing and use of the technical report summary titled “Technical Report Summary for Titan Project” (as amended, the “Technical Report Summary”), as an exhibit to the Company’s Registration Statement on Form F-3 (No. 333- ) (along with any amendments and/or exhibits thereto, the “Registration Statement”);

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary; and

●	any extracts or summaries of the Technical Report Summary incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is incorporated by reference in the Registration Statement.

I am responsible for authoring, and this consent pertains to, the particular sections identified in the Technical Report Summary as having been prepared by me and the corresponding sections of the Executive Summary.

Date: July 28, 2023

By:	/s/ Adam Karst

Name:	Adam Karst

Title:	President & Principal Geologist